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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*


                               Administaff, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   00 7094 105
                  --------------------------------------------
                                 (CUSIP Number)


                               December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

         [ ]               Rule 13d-1(b)

         [ ]               Rule 13d-1(c)

         [X]               Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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------------------------                                     -------------------
 CUSIP No.  00 7094 105                                       Page 2 of 6 Pages
------------------------                                     -------------------
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
=========================================================================================

      1         NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                         McIntosh Charitable Remainder UniTrust 76-6091470
-----------------------------------------------------------------------------------------

      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                (a) [ ]

                (b) [ ]

-----------------------------------------------------------------------------------------

      3         SEC USE ONLY

-----------------------------------------------------------------------------------------

      4         CITIZENSHIP OR PLACE OF ORGANIZATION

                         United States
-----------------------------------------------------------------------------------------
                        5          SOLE VOTING POWER
                                          504,737

            NUMBER OF  ------------------------------------------------------------------
             SHARES     6          SHARED VOTING POWER
                                            -0-
          BENEFICIALLY
                       ------------------------------------------------------------------
            OWNED BY    7          SOLE DISPOSITIVE POWER
                                            504,737
              EACH
            REPORTING  ------------------------------------------------------------------
             PERSON     8          SHARED DISPOSITIVE POWER
              WITH                          -0-

-----------------------------------------------------------------------------------------

      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         504,737

-----------------------------------------------------------------------------------------

      10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
                INSTRUCTIONS)
                                                                                 [ ]

-----------------------------------------------------------------------------------------

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                                                             -------------------
                                                              Page 3 of 6 Pages
                                                             -------------------
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-----------------------------------------------------------------------------------------

      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                         3.7%

-----------------------------------------------------------------------------------------

      12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                         00

=========================================================================================





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                                                             -------------------
                                                              Page 4 of 6 Pages
                                                             -------------------

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
ITEM 1.


    Item 1(a)             Name of Issuer:                         Administaff, Inc.

    Item 1(b)             Address of Issuer's
                          Principal Executive Offices:            19001 Crescent Springs
                                                                  Kingwood, Texas 77339-3802

ITEM 2.

    Item 2(a)             Name of Person Filing:                  McIntosh Charitable Remainder UniTrust

    Item 2(b)             Address of Principal
                          Business Office or, if none,
                          Residence:                              15418 Shanghai
                                                                  Houston, Texas 77040

    Item 2(c)             Citizenship:                            United States

    Item 2(d)             Title of Class of Securities:           Common Stock, par value $0.01 per share

    Item 2(e)             CUSIP Number:                           00 7094 105

ITEM 3.                   IF THIS STATEMENT IS FILED PURSUANT TO RULE
                          SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK
                          WHETHER THE PERSON FILING IS A:

                          Not Applicable.

ITEM 4.                   OWNERSHIP

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                          (a) Amount Beneficially Owned:  See Cover Page Item 9
                          (b) Percent of Class: See Cover Page Item 11
                          (c) Number of shares as to which such person has:
                                       (i)    Sole power to vote or to direct the vote: See Cover
                                              Page Item 5

                                       (ii)   Shared power to vote or to direct the vote:  See Cover
                                              Page Item 6




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                                                              Page 5 of 6 Pages
                                                             -------------------


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
                                           (iii)  Sole power to dispose or to direct the
                                                  disposition of:  See Cover Page Item 7

                                           (iv)   Shared power to dispose or to direct the
                                                  disposition:  See Cover Page Item 8

ITEM 5.                   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                          Not Applicable.

ITEM 6.                   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                          Not Applicable.

ITEM 7.                   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
                          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                          Not Applicable.

ITEM 8.                   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                          Not Applicable.

ITEM 9.                   NOTICE OF DISSOLUTION OF GROUP

                          Not Applicable.

ITEM 10.                  CERTIFICATION

                          Not Applicable.





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                                                             -------------------
                                                              Page 6 of 6 Pages
                                                             -------------------

                                    SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    February 9 , 2000
                                    ------------------------------------------
                                                           Date


                                    The McIntosh Charitable Remainder UniTrust



                                    By:    /s/ David W. Russell, Trustee
                                       ---------------------------------------
                                            David W. Russell, Trustee





ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
           CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).